Weinberg & Associates LLC
6812 Cherokee Drive, Baltimore, MD 21209
Phone/Fax (410) 705-3155

Mr. Jacob Elhadad, CEO
Medisafe 1 Technologies Corp.
113 Barksdale Newark
Delaware 19711

Dear Mr. Elhadad:

CONSENT OF INDEPENDENT AUDITORS

I consent to the incorporation in the Registration Statement of Medisafe 1 Technologies Corp. on Form S-1 of my report on the financial statements of the Company as its registered independent auditor dated November 9, 2009, as of and for the period ended September 30, 2009. I further consent to the reference to me in the section on Experts.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
January 5, 2010